Exhibit 1.(3)(c)


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                                                              Exhibit 1.(3)(c)

                          Schedule of Sales Commissions

I.       Introduction

This Schedule of Sales Commission relates to Flexible Premium Variable Universal Life Insurance Policies issued by Great-West Life & Annuity Insurance Company on Form J355 (and any variation of that form as may be required by insurance regulatory authorities) through its separate account, COLI VUL-2 Series Account. Capitalized terms used herein have the meaning given to them in the Prospectus.

II.      Commissions as a Percentage of Premium

The first year commissions on a 7-pay premium are equal to 15% of the premium. The target premium is equal to .10/.35 of the 7-pay premium. The targets will change if there is an increase or decrease in the Total Face Amount.

Commissions will be calculated as a percentage of premium and will be paid based on the following schedule:

1.   Policy  Year 1:            40% of the amount of the target premium  plus 5%
                                of the amount of premium paid in excess of the target premium.

2.   Policy  Years 2-4:         25% of the amount of the target premium  plus 5%
                                of the amount of premium paid in excess of the target premium.

3.   Policy Years 5-10:         2.5%  of  the  amount of the target premium plus
                                2.5% of the amount of premium   paid  in  excess
                                of the target premium.

III.     Asset-Based Compensation

Asset-based compensation will be calculated as a percentage of Account Value, less the value of the Loan Account, and will be paid based on the following schedule:

1.   Policy Years 1-4:          None

2.   Policy Years 5-15:         0.20%  of  Account  Value  less the value of the
                                Loan Account.

3.   Policy Years 16+:          0.10%  of  Account  Value  less the value of the
                                Loan Account.

IV.      Chargebacks

         If a Policy is surrendered at any time before the end of the second Policy Year, there shall be a chargeback of 100% of commissions paid. Thereafter, there shall be no chargebacks.